Worthington Enterprises Reports Fourth Quarter and Full-Year Fiscal 2026 Results

COLUMBUS, Ohio (June 23, 2026) – Worthington Enterprises Inc. (NYSE: WOR), a designer and manufacturer of market-leading building and consumer products that improve everyday life by elevating spaces and experiences, today reported results for its fiscal 2026 fourth quarter and full-year ended May 31, 2026.

Recent Developments and Highlights (comparisons to the prior-year period unless otherwise stated)

Fourth Quarter fiscal 2026

•
Net sales were $371.5 million, an increase of 17%, including $44.1 million from recent acquisitions and 3% from organic growth.
•
Net earnings increased to $48.1 million from $3.6 million, while adjusted net earnings were $47.7 million and adjusted EBITDA was $83.5 million.
•
Earnings per share on a fully diluted basis (“EPS – diluted”) improved to $0.97 from $0.08 per share, while adjusted EPS – diluted was $0.97 per share compared to $1.06.
•
Operating cash flow increased $9.2 million to $71.6 million, while free cash flow increased $5.8 million to $55.1 million.
•
Repurchased 350,000 common shares for $18.2 million, leaving 4,565,000 common shares available under the company’s existing repurchase authorization.
•
Declared a quarterly dividend of $0.20 per common share payable on September 29, 2026, to shareholders of record at the close of business on September 15, 2026, representing a 5% increase, or $0.01 per share, compared to the prior quarter.

Full-Year fiscal 2026

•
Net sales were $1.4 billion, an increase of 20%, including $121.7 million from recent acquisitions and 9% from organic growth.
•
Net earnings increased 63% to $155.0 million, while adjusted net earnings increased 8% to $167.6 million and adjusted EBITDA grew 12% to $295.8 million.
•
EPS – diluted improved to $3.14 from $1.92 per share, while adjusted EPS – diluted increased to $3.37 per share from $3.09 per share.
•
Operating cash flow increased 8% to $226.1 million, while free cash flow improved 7% to $170.2 million.
•
Completed the acquisitions of Elgen Manufacturing (“Elgen”) and LSI Group (“LSI”), further expanding the company’s building products portfolio and strengthening its position across the building envelope.

“We closed fiscal 2026 with another quarter of solid performance, delivering positive organic growth and strong free cash flow while continuing to execute our strategy,” said Worthington Enterprises President and CEO Joe Hayek. “For the full year, our teams drove double-digit growth in adjusted EBITDA, expanded margins in our wholly owned businesses and maintained a strong balance sheet. I want to thank my colleagues around the world for their continued commitment to serving our customers and delivering value for our shareholders. Their dedication continues to strengthen our business.”

Worthington Enterprises

June 23, 2026

Financial highlights for the current year and prior year quarters are as follows:

(U.S. dollars in millions, except per share amounts)	4Q 2026	4Q 2025
GAAP Financial Measures
Net sales	$371.5	$317.9
Operating income (loss)	23.2	(30.4)
Earnings before income taxes	59.8	8.3
Net earnings	48.1	3.6
EPS – diluted	0.97	0.08
Net cash provided by operating activities	71.6	62.4

Non-GAAP Financial Measures (1)
Adjusted operating income	$25.5	$21.8
Adjusted EBITDA	83.5	85.1
Adjusted net earnings	47.7	53.1
Adjusted EPS – diluted	0.97	1.06
Free cash flow	55.1	49.3

(1)
Refer to the “GAAP / Non-GAAP Reconciliations” and the “Use of Non-GAAP Financial Measures and Definitions” sections of this release for additional information regarding the use of non-GAAP financial measures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Consolidated Quarterly Results

Net sales for the fourth quarter of fiscal 2026 increased $53.6 million, or 16.9%, over the prior year quarter to $371.5 million. Recent acquisitions contributed $44.1 million to net sales in the current year quarter. Excluding the impact of acquisitions, net sales increased $9.5 million, or 3.0%, compared to the prior year quarter.

Operating income increased $53.6 million to $23.2 million. Results in the prior year quarter included nonrecurring items totaling $52.2 million, resulting primarily from the non-cash write-down of intangible assets in the General Tools & Instruments (“GTI”) business. On an adjusted basis, operating income increased $3.7 million in the quarter to $25.5 million, reflecting contributions from recent acquisitions.

Equity in net income of unconsolidated affiliates decreased $4.6 million from the prior year quarter to $38.1 million, primarily due to lower contributions from ClarkDietrich, which were down $6.8 million. Contributions from WAVE remained strong at $32.3 million and were largely consistent with the prior year quarter, while higher contributions from the Workhorse and SES joint ventures partially offset the decline. Equity income in the prior year quarter included a $3.4 million non-cash impairment charge at the SES joint venture.

Income tax expense was $11.7 million in the fourth quarter of fiscal 2026, compared to $4.7 million in the prior year quarter. The increase was driven by higher pre-tax earnings. Income tax expense in the fourth quarter of fiscal 2026 reflects an annual effective rate of 22.9%, compared to 26.1% in the prior year, which was impacted by certain discrete items. On an adjusted basis, the annual effective tax rate was 23.3%, compared to 23.0% in the prior year.

Worthington Enterprises

June 23, 2026

Balance Sheet and Cash Flow

Total debt at quarter end was $305.9 million, consisting entirely of long-term debt, an increase of $3.0 million from May 31, 2025, primarily due to the remeasurement of the company’s euro-denominated notes. The company had no borrowings under its revolving credit facility as of May 31, 2026, leaving $500.0 million available for future use and providing substantial liquidity.

The company ended the quarter with cash of $27.7 million, a decrease of $222.4 million from May 31, 2025, primarily reflecting the acquisitions of Elgen and LSI. During the fourth quarter of fiscal 2026, the company generated operating cash flow of $71.6 million, of which $16.5 million was invested in capital expenditures, resulting in free cash flow of $55.1 million, up from $49.3 million in the prior year quarter. Capital expenditures in the current year quarter included approximately $6.6 million related to ongoing facility modernization projects, which remain on track and are expected to be completed during fiscal 2027.

Quarterly Segment Results

Building Products generated net sales of $245.3 million in the current year quarter, an increase of $53.0 million, or 27.6%, over the prior year quarter. The increase was primarily driven by the impact of acquisitions, which contributed $44.1 million to net sales in the current year quarter. Excluding the impact of acquisitions, net sales increased $8.9 million, or 4.6% compared to the prior year quarter. Adjusted EBITDA decreased $2.7 million, mainly driven by a $6.8 million decline in equity income contributions from ClarkDietrich and less favorable product mix compared to the prior year quarter.

Consumer Products generated net sales of $126.1 million in the current year quarter, up $0.6 million from the prior year quarter, driven by higher average selling prices, which were mostly offset by lower volume. Adjusted EBITDA increased $3.5 million to $24.3 million, driven by gross margin improvement and lower SG&A expense.

Outlook

“As we enter fiscal 2027, we are building on the momentum we created this year,” Hayek said. “Our teams remain focused on innovation, transformation and strategic M&A as we continue to strengthen our market positions, integrate recent acquisitions, expand our capabilities and deliver value for our customers. Supported by strong free cash flow generation and a healthy balance sheet, we are excited about the opportunities ahead and remain focused on creating long-term shareholder value.”

Conference Call

The company will review fiscal 2026 fourth quarter and full-year results during its quarterly conference call on June 24, 2026, at 8:30 a.m. Eastern Time. Details regarding the conference call can be found on the company website at www.WorthingtonEnterprises.com.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that improve everyday life by elevating spaces and experiences. The company operates with two primary business segments: Building Products and Consumer Products. The Building Products segment includes heating and cooling, cooking, construction and water solutions, and building systems including HVAC and metal roofing components, architectural and acoustical grid ceilings, and metal framing and accessories. The Consumer Products segment provides solutions for the tools, outdoor living and celebrations categories. Product brands within the Worthington Enterprises portfolio include Balloon Time®, Bernzomatic®, BPD, Coleman® (propane cylinders), CoMet®, Elgen, Garden Weasel®, General®, HALO™, Hawkeye™,

Worthington Enterprises

June 23, 2026

LEVEL5 Tools®, Logan Stampings, Mag Torch®, NEXI™, Pactool International®, PowerCore™, Ragasco®, Roof Hugger®, Well-X-Trol® and XLite™, among others.

Headquartered in Columbus, Ohio, Worthington Enterprises and its joint ventures employ approximately 6,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). We wish to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; effects of pandemics and widespread health crises and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on the company’s customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations; effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and

Worthington Enterprises

June 23, 2026

within the industries in which we participate as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the company’s operations and financial results; deviation of actual results from estimates and/or assumptions used in the application of its significant accounting policies; the level of imports and import prices in the company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations and considerations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, which may increase the company’s healthcare and other costs and negatively impact the company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the company’s costs and negatively impact the company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended May 31, 2025.

Forward-looking statements should be construed in the light of such risks. We note these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, readers should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per common share amounts)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Net sales	$371,456	$317,884	$1,381,292	$1,153,762
Cost of goods sold	269,568	224,650	1,003,017	834,727
Gross profit	101,888	93,234	378,275	319,035
Selling, general and administrative expense	77,935	71,454	294,966	268,413
Impairment of long-lived assets	-	50,813	-	50,813
Restructuring and other expense, net	794	1,372	7,100	10,524
Operating income (loss)	23,159	(30,405)	76,209	(10,715)
Other income (expense):
Miscellaneous income (expense), net	1,358	(4,031)	(3,244)	(3,222)
Interest (expense) income, net	(2,885)	60	(6,248)	(2,090)
Equity in net income of unconsolidated affiliates	38,141	42,707	134,631	144,836
Earnings before income taxes	59,773	8,331	201,348	128,809
Income tax expense	11,708	4,717	46,313	33,839
Net earnings	48,065	3,614	155,035	94,970
Net loss attributable to noncontrolling interest	(81)	(263)	(1,050)	(1,083)
Net earnings attributable to controlling interest	$48,146	$3,877	$156,085	$96,053

Basic
Weighted average common shares outstanding	48,795	49,253	49,073	49,395
Earnings per share attributable to controlling interest	$0.99	$0.08	$3.18	$1.94

Diluted
Weighted average common shares outstanding	49,404	49,997	49,716	50,131
Earnings per share attributable to controlling interest	$0.97	$0.08	$3.14	$1.92

Cash dividends declared per common share	$0.19	$0.17	$0.76	$0.68

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$27,725	$250,075
Receivables, less allowances of $1,310 and $907, respectively	228,168	215,824
Inventories
Raw materials	110,536	80,522
Work in process	9,490	9,408
Finished products	87,270	79,463
Total inventories	207,296	169,393
Income taxes receivable	20,016	12,720
Prepaid expenses and other current assets	41,269	37,358
Total current assets	524,474	685,370
Investments in unconsolidated affiliates	118,048	129,262
Operating lease assets	42,888	22,699
Goodwill	500,784	376,480
Other intangible assets, net of accumulated amortization of $106,944 and $88,887, respectively	322,761	190,398
Other assets	28,215	20,717
Property, plant and equipment:
Land	8,732	8,703
Buildings and improvements	136,441	132,742
Machinery and equipment	411,030	372,798
Construction in progress	66,509	33,326
Total property, plant and equipment	622,712	547,569
Less: accumulated depreciation	311,818	277,343
Total property, plant and equipment, net	310,894	270,226
Total assets	$1,848,064	$1,695,152

Liabilities and equity
Current liabilities:
Accounts payable	$115,203	$103,205
Accrued compensation, contributions to employee benefit plans and related taxes	41,728	43,864
Dividends payable	9,814	9,172
Other accrued items	45,832	34,478
Current operating lease liabilities	7,982	6,014
Income taxes payable	867	109
Total current liabilities	221,426	196,842
Other liabilities	56,657	53,364
Distributions in excess of investment in unconsolidated affiliate	105,349	103,767
Long-term debt	305,896	302,868
Noncurrent operating lease liabilities	35,883	17,173
Deferred income taxes, net	95,813	82,901
Total liabilities	821,024	756,915
Shareholders' equity - controlling interest	1,027,040	937,187
Noncontrolling interest	-	1,050
Total equity	1,027,040	938,237
Total liabilities and equity	$1,848,064	$1,695,152

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Operating activities:
Net earnings	$48,065	$3,614	$155,035	$94,970
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,870	12,555	57,272	48,262
Impairment of long-lived assets	-	50,813	-	50,813
Provision for (benefit from) deferred income taxes	627	(7,568)	8,439	(18,439)
Impairment of investment in note receivable	-	5,000	-	5,000
Bad debt expense (income)	246	(31)	358	3,158
Equity in net income of unconsolidated affiliates, net of distributions	(3,630)	(2,041)	5,361	8,769
Net loss on sale of assets	295	824	3,290	277
Stock-based compensation	3,230	3,399	13,734	16,186
Unrealized (gain) loss on investment in marketable securities	(610)	-	975	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	3,836	(13,238)	7,706	(22,261)
Inventories	(9,858)	(4,058)	(11,557)	11,500
Accounts payable	7,185	13,219	3,820	619
Accrued compensation and employee benefits	(1,166)	6,435	(1,986)	1,807
Other operating items, net	7,511	(6,509)	(16,328)	9,083
Net cash provided by operating activities	71,601	62,414	226,119	209,744

Investing activities:
Investment in property, plant and equipment	(16,492)	(13,086)	(55,913)	(50,580)
Acquisitions, net of cash acquired	278	(6,862)	(304,148)	(95,018)
Proceeds from sale of assets, net of selling costs	227	11	245	13,455
Investment in non-marketable equity securities, net of distributions	(138)	(85)	(251)	(2,958)
Net cash used by investing activities	(16,125)	(20,022)	(360,067)	(135,101)

Financing activities:
Dividends paid	(9,350)	(8,396)	(36,890)	(33,903)
Purchase of common shares	(18,382)	(9,831)	(43,710)	(30,883)
Net repayments of short-term borrowings	(4,792)	-	-	-
Principal payments on long-term obligations	(1,094)	-	(1,854)	-
Proceeds from issuance of common shares, net of tax withholdings	(112)	3,066	(5,948)	(4,007)
Net cash used by financing activities	(33,730)	(15,161)	(88,402)	(68,793)
Increase (decrease) in cash and cash equivalents	21,746	27,231	(222,350)	5,850
Cash and cash equivalents at beginning of period	5,979	222,844	250,075	244,225
Cash and cash equivalents at end of period	$27,725	$250,075	$27,725	$250,075

WORTHINGTON ENTERPRISES, INC.

SEGMENT INFORMATION

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Net sales
Building Products	$245,309	$192,316	$861,456	$654,137
Consumer Products	126,147	125,568	519,836	499,625
Consolidated	$371,456	$317,884	$1,381,292	$1,153,762

Adjusted EBITDA
Building Products	$68,544	$71,253	$240,310	$212,831
Consumer Products	24,270	20,791	91,157	82,676
Total reportable segments	92,814	92,044	331,467	295,507
Other (1)	(228)	638	(5,309)	(2,672)
Unallocated Corporate	(9,063)	(7,622)	(30,330)	(27,869)
Consolidated	$83,523	$85,060	$295,828	$264,966

Adjusted EBITDA margin
Building Products	27.9%	37.0%	27.9%	32.5%
Consumer Products	19.2%	16.6%	17.5%	16.5%
Consolidated	22.5%	26.8%	21.4%	23.0%

Equity income by unconsolidated affiliate
WAVE (2)	$32,285	$32,622	$118,063	$110,100
ClarkDietrich (2)	6,084	12,836	21,877	40,795
Other (1)	(228)	(2,751)	(5,309)	(6,059)
Consolidated	$38,141	$42,707	$134,631	$144,836

(1)
Other includes the equity in net income of unconsolidated affiliates of the Workhorse and the SES joint ventures.
(2)
Equity income contributed by the WAVE and ClarkDietrich joint ventures is included in Building Products segment results.

WORTHINGTON ENTERPRISES, INC.

GAAP / NON-GAAP RECONCILIATIONS

(Dollars in thousands, except per share amounts)

For more information regarding the non-GAAP financial measures, refer to the “Use of Non-GAAP Financial Measures and Definitions” section of this release.

Consolidated Results – Adjusted Earnings per Share – Diluted

	Three Months Ended May 31, 2026
		Earnings
		Before	Income			Effective
	Operating	Income	Tax	Net	Diluted	Tax
	Income	Taxes	Expense	Earnings (1)	EPS (1)	Rate (1)
GAAP	$23,159	$59,773	$11,708	$48,146	$0.97	19.6%
Amortization of inventory step-up (2)	1,500	1,500	(321)	1,179	0.02
Restructuring and other expense, net (3)	794	794	(133)	661	0.02
Non-cash gains in miscellaneous income, net (4)	-	(610)	157	(453)	-
Discrete tax item (8)	-	-	(1,837)	(1,837)	(0.04)
Non-GAAP	$25,453	$61,457	$13,842	$47,696	$0.97	22.5%

	Three Months Ended May 31, 2025
		Earnings
	Operating	Before	Income			Effective
	Income	Income	Tax	Net	Diluted	Tax
	(Loss)	Taxes	Expense	Earnings (1)	EPS (1)	Rate (1)
GAAP	$(30,405)	$8,331	$4,717	$3,877	$0.08	54.9%
Impairment of long-lived assets (3)	50,813	50,813	(10,387)	40,426	0.81
Restructuring and other expense, net (3)	1,372	1,372	(164)	1,208	0.02
Non-cash losses in miscellaneous expense, net (4)	-	5,000	-	5,000	0.10
Non-recurring loss in equity income (5)	-	3,387	(801)	2,586	0.05
Non-GAAP	$21,780	$68,903	$16,069	$53,097	$1.06	23.2%

	Twelve Months Ended May 31, 2026
		Earnings
		Before	Income			Effective
	Operating	Income	Tax	Net	Diluted	Tax
	Income	Taxes	Expense	Earnings (1)	EPS (1)	Rate (1)
GAAP	$76,209	$201,348	$46,313	$156,085	$3.14	22.9%
Amortization of inventory step-up (2)	5,151	5,151	(1,209)	3,942	0.08
Restructuring and other expense, net (3)	7,100	7,100	(1,425)	5,675	0.12
Non-cash losses in miscellaneous expense, net (4)	-	3,925	(229)	3,696	0.07
Discrete tax item (8)	-	-	(1,837)	(1,837)	(0.04)
Non-GAAP	$88,460	$217,524	$51,013	$167,561	$3.37	23.3%

	Twelve Months Ended May 31, 2025
		Earnings
	Operating	Before	Income			Effective
	Income	Income	Tax	Net	Diluted	Tax
	(Loss)	Taxes	Expense	Earnings (1)	EPS (1)	Rate (1)
GAAP	$(10,715)	$128,809	$33,839	$96,053	$1.92	26.1%
Amortization of inventory step-up (2)	1,477	1,477	(350)	1,127	0.02
Impairment of long-lived assets (3)	50,813	50,813	(10,387)	40,426	0.81
Restructuring and other expense, net (3)	10,524	10,524	(796)	9,728	0.19
Non-cash losses in miscellaneous expense, net (4)	-	5,000	-	5,000	0.10
Non-recurring loss in equity income (5)	-	3,387	(801)	2,586	0.05
Non-GAAP	$52,099	$200,010	$46,173	$154,920	$3.09	23.0%

Consolidated Results – Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Net earnings (GAAP)	$48,065	$3,614	$155,035	$94,970
Plus: Net loss attributable to noncontrolling interest	81	263	1,050	1,083
Net earnings attributable to controlling interest	48,146	3,877	156,085	96,053
Interest expense (income), net	2,885	(60)	6,248	2,090
Income tax expense	11,708	4,717	46,313	33,839
EBIT (6)	62,739	8,534	208,646	131,982
Amortization of inventory step-up (2)	1,500	-	5,151	1,477
Impairment of long-lived assets (3)	-	50,813	-	50,813
Restructuring and other expense, net (3)	794	1,372	7,100	10,524
Non-cash (gains) losses in miscellaneous (income) expense, net (4)	(610)	5,000	3,925	5,000
Non-recurring loss in equity income (5)	-	3,387	-	3,387
Adjusted EBIT (6)	64,423	69,106	224,822	203,183
Depreciation and amortization	15,870	12,555	57,272	48,262
Stock-based compensation (7)	3,230	3,399	13,734	13,521
Adjusted EBITDA (non-GAAP)	$83,523	$85,060	$295,828	$264,966

Net earnings margin (GAAP)	12.9%	1.1%	11.2%	8.2%
Adjusted EBITDA margin (non-GAAP)	22.5%	26.8%	21.4%	23.0%

(1)
Excludes the impact of noncontrolling interest.
(2)
Reflects the amortization of the step-up to fair market value of acquired inventory related to the LSI and Elgen acquisitions in fiscal 2026 and the Ragasco acquisition in fiscal 2025.
(3)
Significant pre-tax impairment and restructuring charges include the following:
•
Impairment of long-lived assets: Non-cash charge of $50,050 in the fourth quarter of 2025 related to the write-down of intangible assets associated with GTI.
•
Restructuring and other expense, net: A charge of $4,536 in fiscal 2025 related to an increase in the fair value of the contingent liability associated with the Ragasco earnout.
(4)
Reflects the following non-cash activity in miscellaneous (income) expense, net:
•
A loss of $2,950 incurred during the second quarter of fiscal 2026 in connection with the divestiture of the company’s 49% interest in the composite assets of its SES joint venture on October 16, 2025. In exchange for the company’s interest in the divested assets, it received common shares of both Hexagon Composites and Hexagon Purus.
•
Unrealized (gains) losses during fiscal 2026 associated with the marketable securities noted directly above.
•
A pre-tax charge of $5,000 during the fourth quarter of fiscal 2025 to write down an investment in a note receivable that was determined to be other than temporarily impaired.
(5)
Reflects a non-cash impairment charge of $3,387 at the SES joint venture during the fourth quarter of fiscal 2025
(6)
EBIT and adjusted EBIT are non-GAAP financial measures. However, these measures are not used by management to evaluate the company’s performance, engage in financial and operational planning, or to determine incentive compensation. Instead, they are included as subtotals in the reconciliation of net earnings to adjusted EBITDA, which is a non-GAAP financial measure used by management.
(7)
Excludes $2,665 of stock-based compensation reported in restructuring and other expense, net in the company’s consolidated statement of earnings during fiscal 2025 related to the accelerated vesting of certain outstanding equity awards upon retirement of a key employee.
(8)
Reflects the release of a FIN 48 reserve associated with a non-recurring gain recognized in fiscal 2021.

Consolidated Results - Free Cash Flow

The following tables provide a reconciliation of net cash provided by operating activities to free cash flow and the calculation of operating cash flow conversion to free cash flow conversion for the three and 12 months ended May 31, 2026 and 2025.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Net cash provided by operating activities (GAAP)	$71,601	$62,414	$226,119	$209,744
Investment in property, plant, and equipment	(16,492)	(13,086)	(55,913)	(50,580)
Free cash flow (non-GAAP)	$55,109	$49,328	$170,206	$159,164

Net earnings attributable to controlling interest (GAAP)	$48,146	$3,877	$156,085	$96,053
Adjusted net earnings attributable to controlling interest (non-GAAP)	$47,696	$53,097	$167,561	$154,920

Operating cash flow conversion (GAAP) (1)	149%	1,610%	145%	218%
Free cash flow conversion (non-GAAP)	116%	93%	102%	103%

(1)
Operating cash flow conversion is defined as net cash provided by operating activities divided by net earnings attributable to controlling interest.

WORTHINGTON ENTERPRISES, INC.

USE OF NON-GAAP FINANCIAL MEASURES AND DEFINITIONS

NON-GAAP FINANCIAL MEASURES. These materials include certain financial measures that are not calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Non-GAAP financial measures typically exclude items that management believes are not reflective of, and thus should not be included when evaluating the performance of the company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate ongoing performance, engage in financial and operational planning, and determine incentive compensation. Management believes these non-GAAP financial measures provide useful supplemental information regarding the performance of the company’s ongoing operations and should not be considered as an alternative to the comparable GAAP financial measure. Additionally, management believes these non-GAAP financial measures allow for meaningful comparisons and analysis of trends in the company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides an explanation of each non-GAAP financial measure presented in these materials:

Adjusted operating income (loss) is defined as operating income (loss) excluding the items listed below, to the extent naturally included in operating income (loss).

Adjusted net earnings is defined as net earnings attributable to controlling interest excluding the after-tax effect of the excluded items outlined below.

Adjusted EPS – diluted is defined as adjusted net earnings divided by diluted weighted-average common shares outstanding for the applicable period.

Adjusted EBITDA is the measure by which management evaluates segment performance and overall profitability. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA excludes additional items including, but not limited to, those listed below, as well as other items that management believes are not reflective of, and thus should not be included when evaluating the performance of ongoing operations. Adjusted EBITDA also excludes stock-based compensation due to its non-cash nature, which is consistent with how management assesses operating performance and determines incentive compensation. At the segment level, adjusted EBITDA includes expense allocations for centralized corporate back-office functions that exist to support the day-to-day business operations. Public company and other governance costs are held at the corporate level within the unallocated corporate and other category.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Free cash flow is a non-GAAP financial liquidity measure that is used by the company to assess its ability to generate cash beyond what is required for its business operations and capital expenditures. The company defines free cash flow as net cash flows from operating activities less investment in property, plant, and equipment.

Free cash flow conversion is a non-GAAP financial measure that is used by the company to measure how much of its adjusted net earnings attributable to controlling interest is converted into cash. The company defines free cash flow conversion as free cash flow divided by adjusted net earnings.

EXCLUSIONS FROM NON-GAAP FINANCIAL MEASURES

Management believes it is useful to exclude the following items from its non-GAAP financial measures for its own and investors’ assessment of the business for the reasons identified below. Additionally, management may exclude other items from non-GAAP financial measures that do not occur in the ordinary course of the company’s ongoing business operations and note them in the reconciliation from net earnings to the non-GAAP financial measure adjusted EBITDA.

•
Amortization of inventory step-up represents the increase in inventory fair value associated with the company’s acquisitions. The increase in inventory fair value is amortized to cost of sales over the period that the related inventory is sold. The amortization of inventory step-up is excluded because it is a non-cash expense that is not indicative of ongoing operating results.
•
Impairment charges are excluded because they do not occur in the ordinary course of the company’s ongoing business operations, are inherently unpredictable in timing and amount, and are non-cash, which management believes facilitates the comparison of historical, current and forecasted financial results.
•
Restructuring activities consist of established programs that are intended to fundamentally change the company’s operations, and as such are excluded from its non-GAAP financial measures. The company’s restructuring programs may include closing or consolidating production facilities or moving manufacturing of a product to another location, realignment of the management structure of a business unit in response to changing market conditions or general rationalization of headcount. The company’s restructuring activities generally give rise to employee-related costs, such as severance pay, and facility-related costs, such as exit costs and gains or losses on asset disposals but may include other incremental costs associated with the company’s restructuring activities. Restructuring and other expense, net, may also include other nonrecurring items included in operating income but incremental to the company’s normal business activities. These items are excluded because they are not indicative of the ongoing operations of the company’s underlying business.
•
Non-cash (gains) losses in miscellaneous (income) expense are excluded due to their non-cash nature and the fact that they do not occur in the normal course of business and may obscure analysis of trends and financial performance.
•
Non-recurring loss in equity income is excluded because it does not occur in the normal course of business and is inherently unpredictable in timing and amount.